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FORM 3
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print of Type Responses)
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1.   Name and Address of Reporting Person*

       BANKGESELLSCHAFT BERLIN AG
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       (Name)

       ALEXANDERPLATZ 2
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       (Street)

       D-10178                           BERLIN                GERMANY
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       (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

       OCTOBER 22, 2002
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3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

       ABERDEEN AUSTRALIA EQUITY FUND, INC. (IAF)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)

       OCTOBER 31, 2002
________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     |X|  Form filed by One Reporting Person

     |_|  Form filed by More than One Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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COMMON STOCK, PAR VALUE $.01                  5,352,749                 D
PER SHARE
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TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Explanation of Responses:


*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.



Bankgesellschaft Berlin AG


By:         /s/ Dirk Kipp                              November 5, 2002
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     Name:  Dirk Kipp                                         Date
     Title: Managing Director


By:         /s/ Moritz Sell                            November 5, 2002
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     Name:  Moritz Sell                                       Date
     Title: Head of Equity Trading, London